Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as  amended, each of the  persons named below agree to the joint filing of a statement on  Schedule 13D, including amendments thereto, with respect to the Common Stock, $0.0001 par value, of Leviathan Minerals Group Incorporated and further agree that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which collectively shall constitute one and the same instrument.

Dated:  September 1, 2011                                  Dynamic Event Limited

By: /s/ David Supardi
        David Supardi, Chairman

/s/ David Supardi__________
David Supardi

/s/ Ape Nigata Tjandra______
Ape Nigata Tjandra